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                                                                     EXHIBIT 5.1


                         [ROPES & GRAY LLP LETTERHEAD]


                                December 12, 2003





Ardent Health Services, Inc.
One Burton Hills Blvd., Suite 250
Nashville, TN 37215

Ladies and Gentlemen:

         This opinion is being furnished to you in connection with the Registration Statement on Form S-1 (the "Registration Statement") filed by Ardent Health Services LLC, a Delaware limited liability company (the "Parent"), Ardent Health Services, Inc. (the "Company") and the other registrants named therein (together with the Parent, collectively the "Guarantors") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on or about the date hereof. The Registration Statement includes a prospectus (the "Prospectus") which will provide for the issuance by the Company in an exchange offer (the "Exchange Offer") of up to $225,000,000 in aggregate principal amount of the Company's 10% Senior Subordinated Notes due 2013 (the "Exchange Notes"), which will be offered by the Company in exchange for up to a like principal amount of the Company's outstanding 10% Senior Subordinated Notes due 2013 (the "Original Notes"). The Exchange Notes are to be issued pursuant to an Indenture, dated as of August 19, 2003 (as amended, supplemented or modified from time to time, the "Indenture"), between the Company, the Guarantors and U.S. Bank Trust National Association, as trustee (the "Trustee"). Payment of the Exchange Notes will be guaranteed by the Guarantors pursuant to Article 11 of the Indenture and such guarantees will be evidenced by a Notation of Guarantee attached to the Exchange Notes (the "Guarantees").

         We have acted as counsel to the Company in connection with the issuance of the Exchange Notes. We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company and the other registrants named in the Registration Statement, public officials and other appropriate persons.

         In rendering the opinions set forth below, we have assumed that (a) the Indenture is the valid and legally binding obligation of the Trustee and (b) the execution, delivery and performance of the Indenture, the Exchange Notes and the Guarantees by each of the parties



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Ardent Health Services, Inc.          -2-                      December 12, 2003


thereto do not and will not violate any applicable laws (excepting the laws of the State of New York and the federal laws of the United States of America).

         Based upon the foregoing and subject to the additional qualifications set forth below:

         1. When the Exchange Notes have been duly executed, authenticated and issued in accordance with the provisions of the Indenture and have been delivered against receipt of the Original Notes surrendered in exchange therefor upon completion of the Exchange Offer, the Exchange Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

         2. When the Exchange Notes have been duly executed, authenticated and issued in accordance with the provisions of the Indenture and have been delivered against receipt of the Original Notes surrendered in exchange therefor upon completion of the Exchange Offer, and the Guarantees have been duly executed, delivered and attached to the Exchange Notes in accordance with the provisions of the Indenture, the Guarantees will constitute valid and legally binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

         Our opinions set forth above are subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law.

         The opinions expressed herein are limited to matters governed by the laws of the State of New York and the federal laws of the United States of America. Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of Delaware or the State of Tennessee, we have relied, without independent investigation, upon the opinion to you dated the date hereof of Boult, Cummings, Conners & Berry PLC. Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of California, we have relied, without independent investigation, upon the opinion to you dated the date hereof of Thelen Reid & Priest LLP. Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of Kentucky, we have relied, without independent investigation, upon the opinion to you dated the date hereof of Greenebaum Doll & McDonald PLLC. Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of Nevada, we have relied, without independent investigation, upon the opinion to you dated the date hereof of Lionel Sawyer & Collins. Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of New Mexico, we have relied, without independent investigation, upon the opinion to you dated the date hereof of Montgomery & Andrews, P.A. Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of Ohio, we have relied, without independent investigation, upon the opinion to you dated the date hereof of Walter & Haverfield LLP. Insofar as the opinions expressed herein



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Ardent Health Services, Inc.          -3-                      December 12, 2003


relate to or are dependent upon matters governed by the laws of the State of Virginia, we have relied, without independent investigation, upon the opinion to you dated the date hereof of Troutman Sanders LLP.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption "Legal Matters" in the Prospectus. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.


                                       Sincerely,



                                       /s/ Ropes & Gray LLP